Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common Stock, $0.01 par value per share	261,709	$51.96	$13,598,400	$1,260

(1)	This Form S-8 (the “Registration Statement”) covers (i) 198,119 shares of WSFS Financial Corporation (the “Company”) common stock, $0.01 par value per share (the “Common Stock”), to be registered in connection with equity awards available for issuance under the Amended and Restated Bryn Mawr Bank Corporation 2010 Long-Term Incentive Plan (the “Bryn Mawr Incentive Plan”), which was assumed by the Company in connection with the Merger (as defined below), and (ii) 63,590 shares of the Company Common Stock, to be registered in connection with equity awards available for issuance under the Bryn Mawr Bank Corporation Retainer Stock Plan for Outside Directors (the “Bryn Mawr Retainer Plan”), which was assumed by the Company in connection with the Merger (as defined below). Such shares may be issued under the WSFS Financial Corporation 2018 Incentive Plan, as amended (the “WSFS Incentive Plan”) in accordance with Nasdaq rules. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Company Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the amount of the registration fee, based upon (x) the average of the high and low prices of the Company Common Stock, as reported on The Nasdaq Global Select Market on January 25, 2022 ($51.96) and (y) the total number of shares of Company Common Stock registered hereunder (261,709).
(3)	Pursuant to Rule 457(p) under the Securities Act, the amount of the registration fee payable hereunder has been offset by previously paid filing fees as follows:

(a) The Company filed a Registration Statement on Form S-4 (File No. 333-255329) under the Securities Act with the Securities and Exchange Commission (the “SEC”) on April 19, 2021, as amended by Amendment No. 1 to the Registration Statement on Form S-4 filed on May 4, 2021 (as amended, the “Form S-4”) and paid a filing fee of $100,436.00. The offering contemplated by the Form S-4 was completed on January 1, 2022; upon completion of the offering there were 305,887 unsold shares of Company Common Stock registered thereunder for which a filing fee of $1,667 had been paid that may be used as an offset against future filings.

(b) Bryn Mawr Bank Corporation (“Bryn Mawr”), a predecessor-by-merger to the Company, filed a Registration Statement on Form S-8 (File No. 333-204547) under the Securities Act with the SEC on May 29, 2015 (the “Bryn Mawr Incentive Plan S-8”) and paid a filing fee of $1,689.55. The offering contemplated by the Bryn Mawr Incentive Plan S-8 was terminated pursuant to a Post-Effective Amendment No. 1 to the Bryn Mawr Incentive Plan S-8 filed by the Company (as successor-by-merger to Bryn Mawr) on January 3, 2022; upon completion of the offering there were 220,133 unsold shares of Bryn Mawr common stock, par value $0.01 per share (“Bryn Mawr Common Stock”), registered thereunder for which a filing fee of $743 had been paid that may be used as an offset against future filings.

(c) Accordingly, the total filing fee for the shares registered under this Form S-8 of $1,260 is hereby offset by $2,410, which represents unused portions of the filings fees paid in (a) and (b) above.